SUBSIDIARIES OF THE REGISTRANT

    Name of the Subsidiary:       AmEurotech s.r.l.
    Country of Incorporation:     Italy
    Percentage of Ownership:      100%
    Business:                     Design, software and hardware
                                  development and manufacturing of
                                  multimedia kiosks and amusement
                                  machines